Bond follow-up
Pioneer Bond Fund
60 State Street
Boston, MA  02109

URGENT
PLEASE VOTE YOUR SHARES TODAY

April 1999

Dear Fellow Shareowner,

Not too long ago we sent you a proxy card and materials for Pioneer Bond Fund (the Fund) explaining the proposals up for a vote at the May 4, 1999 shareowner meeting.

We need you to cast your vote!
Voting now will help save money. If a majority of shareowners have not voted before May 4, we must delay the meeting and begin the proposal and voting process all over again. This would be extremely costly.

If you have not already completed and returned the proxy card included in our earlier package, please take a moment now to complete the enclosed proxy card and mail it to us in the postage-paid envelope provided.

The proposals in the Proxy Statement have been reviewed by the Fund's Board of Trustees, whose primary role is to protect your interests as a shareowner. In the Trustees' opinion, the proposals are fair and reasonable. The Trustees recommend that you vote FOR each proposal. For your easy reference, on the back of this page is a summary of what a FOR vote would mean for each proposal.

Please vote! Your vote is extremely important, no matter how many shares you own.

Please feel free to call us at 1-800-225-6292 if you have any questions about the proposals or the process for voting your shares. Thank you for your prompt response.

Sincerely,

John F. Cogan, Jr.
Chairman and President

[back page]

Here is what a FOR vote means for each of the proposals being considered.

Proposal 1:
Elect nine Trustees to the Board. The Trustees supervise the Fund's activities and review contractual arrangements with companies that provide services to the Fund. All of the nominees currently serve as Trustees.

Proposal 2:
Allow the Fund to be reorganized as a Delaware business trust. Currently, Pioneer Bond Fund is registered as a Massachusetts business trust. As a Delaware business trust, the Fund and its shareowners could benefit from a decreased possibility of shareowner and trustee liability and various potential operating efficiencies described in the Proxy Statement.

Proposals 3(a) through 3(l):
Amend the investment objective and modernize certain investment policies and restrictions to conform to current standards in the mutual fund industry. The Trustees believe the proposed changes are appropriate and necessary to provide future flexibility in the Fund's investment operations. For details on each of the proposed changes, we encourage you to review the Proxy Statement.


Please vote! Your vote is extremely important, no matter how many shares you own.


0399-6318